Press Release	TetriDyn Solutions, Inc

TetriDyn Solutions, Inc. Introduces Charge Catcher

for Hospitals

Pocatello, ID. (Marketwire-) – 02/24/2010.  TetriDyn Solutions, Inc. (OTCBB: TDYS), a multi-channel technology innovator in the Information Technologies sector, announced today that it has delivered its latest business process improvements tool targeted specifically for hospital environments - Charge Catcher.

Charge Catcher is a valuable tool that uses artificial intelligence techniques to detect potential missing charges before the invoice is even generated.  It can also be applied to past charges to recoup lost revenue from previous billing cycles.  The tool has been proven to incrementally increase revenue in hospitals over time.

In addition, Charge Catcher enables hospitals to improve business processes.  By reviewing the identified missed charges, hospitals can correct their processes going forward.

Dave Hempstead, CEO of TetriDyn Solutions, commented, "We look forward to delivering to our customers a product that generates added revenue on a daily basis.  The Charge Catcher tool creates business process improvements for hospitals and reduces accounts receivable days throughout the revenue cycle.”

About TetriDyn Solutions, Inc.

TetriDyn Solutions, Inc. (OTCBB: TDYS) specializes in providing business information technology (IT) solutions to its customers.  TetriDyn Solutions optimizes business and IT processes by utilizing systems engineering methodologies, strategic planning, and system integration to add efficiencies and value to its customers' business processes and to help its customers identify critical success factors in their business.  For more information about the company, visit www.tetridyn.com.

For Further Information:

Phone 208-232-4200

Public Relations

TetriDyn Solutions, Inc.